                                   EXHIBIT 11

                             OXFORD INDUSTRIES, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                NINE MONTHS AND QUARTERS ENDED FEBRUARY 25, 1994
                              AND FEBRUARY 26, 1993
                                   (UNAUDITED)

                         Nine Months Ended                Quarter Ended
                    ---------------------------------------------------------
                    February 25,    February 26,    February 25,  February 26,
                        1994            1993            1994          1993
                    ------------    ------------    ------------  ------------
Net Earnings         $14,285,000     $11,190,000      $4,474,000    $3,459,000

Average Number of Shares
  Outstanding:

   Primary             8,791,693       8,878,100       8,806,881     8,874,627
   Fully Diluted       8,815,537       8,888,380       8,832,192     8,874,627
   As Reported*        8,596,912       8,689,263       8,605,122     8,672,059


Net Earnings per Common Share:

   Primary                 $1.62           $1.26           $0.50         $0.39
   Fully Diluted           $1.62           $1.26           $0.50         $0.39
   As Reported*            $1.66           $1.29           $0.52         $0.40


- -----------------------------
* Common stock equivalents (which arise solely from outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of net earnings per common share.